EXHIBIT 4.3


                                 PROMISORY NOTE

                                                 Egg Harbor Township, New Jersey

U.S. $250, 000.00                                            Dated: April 4 2003

Amount, Interest Rate

     FOR VALUE RECEIVED, the undersigned, National Energy Services Company, Inc. 3153 Fire Rd., Suite 2C Egg Harbor Township, New Jersey ("Maker") promises to pay to the order of Morris Harris, an individual residing at 4260 Brynwood Avenue, Naples, Florida ("Holder") the pricipal sum of Two Hundred Fifty Thousand and no/100 United States dollars (U.S. $250,000) and interest on the outstanding principal balance from the date hereof at the rate of 10% per annum.

Payment Schedule

The principal amount of this note shall be payable in seven equal installments as follows:

Loan repayments paid over seven months are detailed in the below schedule. Payments shall be made the 15th of every month as per the attached schedule. Interest payments shall be made monthly with the principle payments. In addition to the seven (7) monthly interest and principle payments an interest only payment for the month of May will be made on the 15th of May in the amount of $2,083.33. In addition to the scheduled payments the Maker will issue the Holder 25,000 shares of the company common stock.

                May 15th 2003           $ 2,083.33
                June 15th 2003          $34,831.31
                July 15th 2003          $35,121.57
                Aug. 15th 2003          $35,414.25
                Sept. 15th 2003         $35,709.37
                Oct. 15th 2003          $36,006.94
                Nov. 15th 2003          $36,307.00
                Dec. 15th 2003          $36,609.56


Default

     If any of the following events shall occur, the outstanding principal balance of this note together with accrued interest thereon shall, on demand by the Holder of this note, be due and payable: any amount owing under this note is not paid when due, a default under any other provision of this note; the liquidation, dissolution, death or incompetency of the undersigned; the sale of a material portion of the business and assets of the undersigned; the filing of a petition under any bankruptcy, insolvency or similar law by the undersigned; the making of any assignment for the benefit of creditors by the undersigned, the filing of a petition under any bankruptcy, insolvency or similar law against the undersigned and such petition not being dismissed within a period of sixty
(60) days of the filing.

     Maker shall have th opportunity to cure a default hereunder within 10 days of receipt of notice of default from Holder.


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Expenses

     The undersigned agrees to pay on demand all expenses of collecting and enforcing this note including, without limitation reasonable expenses and fees of legal counsel, court costs and the cost of appellate proceedings.


Where to Make Payments

     All payments of principal and interest shall be made on the due date thereof by electronic transfer of funds from the designated bank account of Maker to the designated bank account of Holder or in such other manner or at such other place as the Holder of this note designates in writing.

     Maker shall contemporaneously herewith complete and execute all forms necessary to affect said transfer.


Waiver of Presentment, Etc.

     The undersigned waives presentment for payment, demand, protest and notice of protest and of non-payment.


Delay; Waiver

     The failure or delay by the Holder of this note in exercising any of his rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance. The Holder of this note may not waive any of his rights except by an instrument in writing signed by the Holder.


Prepayment

     The undersigned may prepay all or any portion of the principal of this note at any time and from time to time without premium or penalty.




ATTEST:                                 NATIONAL  ENERGY SERVICES COMPANY, INC.



/s/ Morris Harris                       /s/ John A. Grillo      President
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